Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 2002 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of H&R Block, Inc., which is incorporated by reference in H&R Block, Inc.'s Annual Report on Form 10-K for the year ended April 30, 2002. We also consent to the incorporation by reference of our report dated June 11, 2002 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 30, 2003